Exhibit 23.4

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated April 13, 2016, with respect to the combined financial statements of Teucrium Trading, LLC (a Delaware limited liability company) and Affiliate included in the Current Report of Teucrium Commodity Trust on Form 8-K filed with the U.S. Securities and Exchange Commission on April 13, 2016. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports, and to the use of our name as it appears under the caption “Experts”.

/s/ GRANT THORNTON LLP

New York, New York

July 12, 2016